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                                                                   EXHIBIT 12



                                          RATIOS OF EARNINGS TO FIXED CHARGES
                                                    SEPTEMBER 1994


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                                                       SIX MONTHS ENDED                              FISCAL YEARS
                                                ----------------------------   -----------------------------------------------------
                                                 JULY 2, 1994  JULY 3, 1993        1993       1992       1991       1990       1989
                                                 ------------  ------------        ----       ----       ----       ----       ----
EARNINGS:
- ---------------------------------

INCOME FROM CONTINUING OPERATIONS                   82,315         67,689        146,933    115,675    123,867    163,065    166,885

PLUS:  INTEREST EXPENSE                              6,067          5,385         11,198      5,969      5,250      6,762      3,298
                                                  --------       --------       --------   --------   --------   --------   --------
              TOTAL EARNINGS                        88,382         73,074        158,131    121,644    129,117    169,827    170,183





FIXED CHARGES:
- ---------------------------------

INTEREST EXPENSE                                     6,067          5,385         11,198      5,969      5,250      6,762      3,298

INTEREST CAPITALIZED                                    14              0              0          0        107        414        549
                                                  --------       --------       --------   --------   --------   --------   --------

              TOTAL FIXED CHARGES                    6,081          5,385         11,198      5,969      5,357      7,176      3,847



RATIO OF EARNINGS TO FIXED CHARGES
- ----------------------------------

   TOTAL EARNINGS                                   88,382         73,074        158,131    121,644    129,117    169,827    170,183
   TOTAL FIXED CHARGES                               6,081          5,385         11,198      5,969      5,357      7,176      3,847
              RATIO                                   14.5           13.6           14.1       20.4       24.1       23.7       44.2
                                                  --------       --------       --------   --------   --------   --------   --------

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